Exhibit 3.46

ADF HOLDINGS, INC.

(the “Corporation”)

BYLAWS

As Adopted and in

Effect on March 26, 2010

ARTICLE I.

OFFICES

1.1 Registered Office. The registered office of the Corporation will be fixed in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as amended and restated from time to time.

1.2 Other Offices. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors of the Corporation (the “Board”) may from time to time select or the business of the Corporation may require.

ARTICLE II.

STOCKHOLDERS MEETINGS

2.1 Time and Place of Meetings. Meetings of the stockholders for the election of the members of the Board (the “Directors”) or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer, the President or the Secretary, and stated in the notice of meeting. Notwithstanding the foregoing, (a) the Board may, in its sole discretion, determine that meetings of the stockholders will not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time and (b) the time and place of any meeting of the stockholders may be set in the manner expressly provided in the Stockholders Agreement, dated as of March 26, 2010, by and among the Corporation and the other parties thereto (as it may be amended from time to time in accordance with its terms, the “Stockholders Agreement”). The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

2.2 Annual Meeting. Annual meetings of the stockholders will be held at such time, date and place, if any, as may be designated from time to time by the Board or as set forth in the Stockholders Agreement, at which meeting the stockholders will elect by a plurality vote of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of Directors, new Directors for any vacancies and newly created directorships occurring in the previous year (in each case in accordance with the Stockholders Agreement) and will transact such other business as may properly be brought before the meeting in accordance with Bylaw 4.1. If the date of the annual meeting falls upon a legal holiday, the meeting will be held on the next succeeding business day.

2.3 Special Meetings. Subject to the rights of holders of any series of Preferred Stock, if any, special meetings of stockholders of the Corporation may only be called by (i) the Secretary of the Corporation within two calendar days after receipt of the written request of a majority of the total number of Directors that the Corporation would have if there were no vacancies on the Board (the “Whole Board”), (ii) the Chairman of the Board, (iii) the President of the Corporation, or (iv) the holders of a majority of (A) the outstanding shares of any series of Preferred Stock having the right to vote on matters presented to the stockholders of the Corporation for approval at such special meeting or (B) if no such series of Preferred Stock is outstanding, the holders of a majority of the outstanding shares of Class A Common Stock. Any such request pursuant to clause (iii) or (iv) of the immediately preceding sentence must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting. Business transacted at the special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

2.4 Stockholders’ Consent in Lieu of Meeting. (a) Unless otherwise provided in the Certificate of Incorporation or any resolution or resolutions providing for the issuance of Preferred Stock and properly filed with the Secretary of State of the state of Delaware (a “Preferred Stock Designation”), any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, are, if in writing, signed by and delivered by the holders of outstanding stock of each applicable class and series constituting not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of each applicable class or series entitled to vote thereon were present and voted and are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

(b) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take action were delivered to the Corporation.

2.5 Notice of Meetings. Written notice of every meeting of the stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to notice of such meeting, at his or her address as it appears on the records of the Corporation, except as otherwise provided herein or by law. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determining stockholders entitled to vote at the meeting is fixed for the adjourned meeting, the Board shall set a record date for determining stockholders entitled to notice of such adjourned meeting on the same or on an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

2.6 Inspectors. The Board may, and shall if required by law, appoint one or more inspectors of election to act at any meeting of the stockholders, or any adjournment thereof, in advance of such meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting may appoint one or more substitute inspectors. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

2.7 Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority of the voting power of all classes of stock having the right to vote as a class on any matter to be decided at such meeting, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat. If, however, such quorum is not present in person or represented by proxy at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present in person or represented by proxy.

2.8 Voting; Proxies. Except as otherwise provided by law, by the Certificate of Incorporation or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Corporation on the record date for the determination of stockholders entitled to vote at the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) (or any successor provision) and applicable law. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by revoking the proxy by giving notice to the Secretary of the Corporation, or by a later appointment of a proxy. The vote upon any question brought before a meeting of the stockholders may be by voice vote, unless otherwise required by the Certificate of Incorporation or these Bylaws or unless the Chairman or the person presiding over the meeting if not the Chairman or the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting otherwise determine. Every vote taken by written ballot will be counted by the inspectors of election. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted will be the act of the stockholders, except in the election of Directors or as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation, or by law.

2.9 Order of Business. The Chairman, or such other officer of the Corporation designated by a majority of the Whole Board, will call meetings of the stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the stockholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, to adjourn such meeting (for any or no reason), and to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the presiding officer, are appropriate for the proper conduct of the meeting including by imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxies) that may attend any such stockholders’ meeting, by ascertaining whether any stockholder or his or her proxy may be excluded from any meeting of the stockholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of the stockholders. The presiding officer, in addition to making any other determination that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding officer shall so determine, such presiding officer shall declare the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

ARTICLE III.

DIRECTORS

3.1 Function. The business and affairs of the Corporation will be managed by or under the direction of the Board. The Board may exercise all such powers of the Corporation and do all such lawful acts and things as are by statute or by the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

3.2 Number; Election.

(a) Each Director will hold office until the next annual meeting of stockholders, or until his or her successor is elected, or until his or her earlier resignation, removal from office or death. At a meeting of stockholders at which Directors are to be elected, only persons nominated as candidates in accordance with Bylaw 4.2 are eligible for election.

(b) Subject to (a) the rights, if any, of the holders of any series of Preferred Stock to elect Directors as specified in a Preferred Stock Designation, (b) the terms set forth in the Stockholders Agreement, and (c) to the minimum and maximum number of authorized Directors provided in the Certificate of Incorporation, the authorized number of Directors may be determined from time to time only:

(ii)	by a vote of a majority of the Whole Board; or

(iii)	by the affirmative vote of the holders of a majority of the outstanding Preferred Stock (for so long as any shares of Preferred Stock are outstanding, otherwise the affirmative vote of the holders of a majority of the Class A Common Stock outstanding).

3.3 Vacancies and Newly Created Directorships. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors as specified in a Preferred Stock Designation and the terms set forth in Article VI of the Stockholders Agreement, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. If the office of any Director becomes vacant and there are no remaining Directors, the stockholders, by the affirmative vote of the holders of shares of each series of Preferred Stock having the right to vote for Directors constituting a majority of the shares of each such series of Preferred Stock (or, if no such series of Preferred Stock is outstanding, a majority of the shares of Class A Common Stock) at a special meeting called for such purpose or by written consent, may appoint any qualified person to fill such vacancy. Notwithstanding the foregoing, prior to the Redemption Date, Article VI of the Stockholders Agreement, and not this Bylaw 3.3(a), will govern the filling of any vacancies of the Board.

(b) Each Director will hold office until the next annual meeting of stockholders, or until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal from office or death.

3.4 Removal. Except as otherwise provided in a Preferred Stock Designation or in Section 6.3 of the Stockholders Agreement, any Director may be removed from office by the stockholders with or without cause, in the manner provided in this Bylaw 3.4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least two-thirds of the shares of the Class A Common Stock may remove such Director or Directors. Notwithstanding the foregoing, prior to the Redemption Date, Section 6.3 of the Stockholders Agreement, and not this Bylaw 3.4, will govern the removal of Directors.

3.5 Resignation. Any Director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman or the Secretary. Any resignation will be effective upon actual receipt by the Chairman or the Secretary or, if later, as of the date and time specified in such notice. The acceptance of a resignation will not be necessary to make it effective.

3.6 Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place, if any, either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

3.7 Special Meetings. Special meetings of the Board may be called by the Chairman or the President on five days notice to each Director by whom such notice is not waived, given either personally or by mail, courier, telephone, facsimile, or other means of electronic transmission, and will be called by the Chairman or the President, in like manner and on like notice, on the written request of a majority of the members of the Board designated by the Preferred Stock (for so long as any shares of Preferred Stock are outstanding), otherwise on the written request of a majority of the Whole Board. Special meetings of the Board may be held at such time and place, if any, either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting.

3.8 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all of the members of the Board or such committee consent thereto in writing or by electronic transmission and such consent is filed with the minutes of proceedings of the Board or such committee.

3.9 Quorum. At all meetings of the Board, one-third of the Whole Board will constitute a quorum for the transaction of business; provided that such quorum include a majority of the members of the Board designated by the Preferred Stock (for so long as any shares of Preferred Stock are outstanding). Except for the designation of committees as hereinafter provided and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, if any, time or date, without notice other than announcement at the meeting, until a quorum is present.

3.10 Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

3.11 Committees. The Board, by resolution passed by a majority of the Whole Board, may designate one or more committees of the Board. Each such committee will consist of one or more Directors (provided, that prior to the Redemption Date, the majority of Directors on any such committee will consist of persons nominated or elected by the holders of the Preferred Stock) and will have such lawfully delegable powers and duties as the Board may confer. Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board. The Corporation shall be governed by Section 141(c)(2) of the DGCL.

3.12 Compensation. The Board may establish the compensation for, and reimbursement of the expenses of, Directors for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Corporation or any of its majority-owned subsidiaries. Nothing herein contained will be construed to preclude any Director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

3.13 Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Corporation.

3.14 Proxies. Notwithstanding any authority granted to the officers of the Corporation or as otherwise provided by law, any proxy granted to the Corporation as attorney-in-fact for a stockholder may only be exercised at the direction of the Board.

ARTICLE IV.

ADVANCE NOTICE PROVISIONS

4.1 Notice of Stockholder Business. From and after the date on which all of the shares of Preferred Stock cease to be outstanding (the “Redemption Date”), and not before the Redemption Date, Bylaws 4.1(a), (b) and (c) shall be effective.

(a) At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a Director, which is governed by Bylaw 4.2, and to the extent applicable, Bylaw 4.3), must be (i) brought before the meeting by or at the direction of the Board or any committee thereof, (ii) otherwise properly brought before the meeting by a stockholder who (x) has complied with all applicable requirements of this Bylaw 4.1 and Bylaw 4.3 in relation to such business, (y) was a stockholder of record of the Corporation at the time of giving the notice required by Bylaw 4.3(a) and is a stockholder of record of the Corporation at the time of the annual meeting, and (z) is entitled to vote at the annual meeting or (iii) pursuant to the Corporation’s notice of meeting or any supplement thereto.

(b) To be in proper written form, a stockholder’s notice to the Secretary must set forth:

(i)	as to each Proposing Person (as such term is defined in Bylaw 4.3(e)(i):

(A)	the name and address of such Proposing Person, as they appear on the Corporation’s stock transfer book;

(B)	the class, series and number of shares of the Corporation beneficially owned or of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C)

a representation (i) that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting and (ii) as to whether any

Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D)	a description of any (i) option, warrant, convertible security, stock appreciation right or similar right (including any derivative securities, as defined under Rule 16a-1 under the Securities Exchange Act of 1934 (the “Exchange Act”)), whether or not presently exercisable, with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Corporation or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and (ii) each other direct or indirect opportunity of such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Corporation’s securities, in each case regardless of whether (x) such interest conveys any voting rights in such security to such Proposing Person, (y) such interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such interest (any such interest referred to in this clause (D), being a “Derivative Interest”);

(E)	any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Corporation or which has the affect of increasing or decreasing the voting power of such Proposing Person;

(F)	any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Corporation that are separated or separable from the underlying shares of the Corporation;

(G)	any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or Derivative Interests; and

(H)	any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting, regardless of whether such Section 14(a) applies to such solicitation of proxies or covenants.

(ii)	as to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A)	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders;

(B)	a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity in connection with the proposal; and

(C)	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment).

(c) If a stockholder does not appear at the annual meeting to present its proposal, such proposed business will not be transacted (notwithstanding that proxies in respect of such vote may have been received by the Corporation).

(d) The determination of whether any business sought to be brought before any annual or special meeting of the stockholders is properly brought before such meeting in accordance with this Bylaw 4.1 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

(e) The foregoing notice requirements of this Bylaw 4.1 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

4.2 Notice of Director Nominations. From and after the Redemption Date, and not before the Redemption Date, Bylaws 4.2(a), (b), (c) and (d) shall be effective. Prior to the Redemption Date, the terms of the Stockholders Agreement and the terms of the Preferred Stock Designation with respect to the Preferred Stock shall control the nomination of Directors.

(a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors as may be provided in a Preferred Stock Designation or rights of designation pursuant to the Stockholders Agreement, only persons who are nominated in accordance with the procedures set forth in this Bylaw 4.2 will be eligible to serve as Directors. Nominations of persons for election as Directors of the Corporation may be made only at an annual meeting of stockholders (1) by or at the direction of the Board or (2) by a stockholder who (A) has complied with all applicable requirements of this Bylaw 4.2 and Bylaw 4.3 in relation to such nomination, (B) was a stockholder of record of the Corporation at the time of giving the notice required by Bylaw 4.3(a) and is a stockholder of record of the Corporation at the time of the annual meeting, and (C) is entitled to vote at the annual meeting or (3) pursuant to the Corporation’s notice of meeting or any supplement thereto.

(b) To be in proper written form, a stockholder’s notice to the Secretary must set forth:

(i)	as to each Nominating Person (as such term is defined in Bylaw 4.3(d)(iii)), the information set forth in Bylaw 4.1(b)(i) (except that for purposes of this Bylaw 4.2, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places it appears in Bylaw 4.1(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Bylaw 4.2); and

(ii)	as to each person whom the stockholder giving notice proposes to nominate for election as a Director:

(A)	all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Bylaw 4.1(b)(i) if such proposed nominee were a Nominating Person; and

(B)

all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of Directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a Director if elected), regardless of whether such Section 14(a) applies to such solicitation of proxies.

The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications and eligibility of such proposed nominee to serve as a Director.

(c) If a stockholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such vote may have been received by the Corporation).

(d) The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

4.3 Provisions Relating to Notice of Stockholder Business and Director Nominations. From and after the Redemption Date, and not before the Redemption Date, Bylaw 4.3 shall be effective.

(a) To be timely, a stockholder’s notice required by Bylaw 4.1(a) or Bylaw 4.2(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 70 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which disclosure of the date of such meeting is first made to stockholders of the Corporation. In no event will the disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in the first sentence of this Bylaw 4.3(a) to the contrary, in the event that the number of Directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under this Bylaw 4.3(a) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw 4.3 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Bylaw 4.1 or notice of any nomination to be made at an annual meeting pursuant to Bylaw 4.2 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Bylaw 4.1 or 4.2, as applicable, is true and correct at all times up to and including the date of the meeting and any adjournment or postponement thereof. Such update and supplement will be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation, (1) in the case of the update and supplement required to be made as of the record date, not later than the later of five business days after the record date for the meeting and five business days after the first disclosure to stockholders of the Corporation of the record date for the meeting, and (2) in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof, not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof).

(c) The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Bylaw 4.1 and this Bylaw 4.3 or that a nomination was not made in accordance with the procedures prescribed by Bylaw 4.2 and this Bylaw 4.3, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded.

(d) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any committee thereof or stockholders pursuant to Bylaw 2.3 hereof or (2) provided that the Board or stockholders pursuant to Bylaw 2.3 hereof have determined that Directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Bylaw 4.3 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Bylaw 4.3. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board, any such stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Bylaw 4.3(a) shall have been delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(e) General. (i) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Bylaw 4.3 and Bylaw 4.2 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw 4.3 and Bylaw 4.1. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw 4.3 and Bylaw 4.2 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Bylaw 4.2) and (b) if any proposed nomination was not made in compliance with this Bylaw 4.3 and Bylaw 4.2, to declare that such nomination shall be disregarded.

(ii)	For purposes of this Bylaw 4.3, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)	Notwithstanding the foregoing provisions of Bylaw 4.1, Bylaw 4.2 and this Bylaw 4.3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Bylaw 4.1, Bylaw 4.2 and this Bylaw 4.3; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Bylaw 4.1, Bylaw 4.2 and this Bylaw 4.3 and compliance with Bylaw 4.1, Bylaw 4.2 and this Bylaw 4.3 shall be the exclusive means for a stockholder to make nominations or submit other business (other than business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Bylaw 4.3 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the Certificate of Incorporation.

(iv)	For the avoidance of doubt, compliance with the requirements of the Exchange Act will only be applicable for such times as the Corporation has a class of stock registered under the terms of the Exchange Act.

(f)	Certain Definitions.

(i)	For purposes of Bylaw 4.1 and this Bylaw 4.3, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner; and

(ii)	For purposes of Bylaw 4.2 and this Bylaw 4.3, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is made, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

ARTICLE V.

NOTICES TO DIRECTORS AND STOCKHOLDERS

5.1 Generally. Except as otherwise provided by law, these Bylaws, the Certificate of Incorporation, or in a Preferred Stock Designation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any Director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service, addressed to such Director or stockholder, at the address of such Director or stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail. Notice to Directors may also be given by telephone, facsimile, or other means of electronic transmission in accordance with applicable law or as otherwise may be permitted by these Bylaws.

5.2 Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VI.

OFFICERS

6.1 Generally. The officers of the Corporation will be elected by the Board and will consist of a Chairman (who, unless the Board specifies otherwise, will also be the Chief Executive Officer), a President, a Secretary and a Treasurer. The Board may also choose any or all of the following: one or more Vice Chairmen, one or more Assistants to the Chairman, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, by specific action the Board may authorize the Chairman to appoint any person to any office other than Chairman, Chief Executive Officer, President, Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any Director.

6.2 Compensation. The compensation of all officers and agents of the Corporation who are also Directors of the Corporation will be fixed by the Board or by a committee of the Board. The Board may fix, or delegate the power to fix, the compensation of other officers and agents of the Corporation to an officer of the Corporation.

6.3 Succession. The officers of the Corporation will hold office until their successors are elected and qualified. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Corporation may be filled by the Board or by the Chairman as provided in Bylaw 6.1.

6.4 Authority and Duties. Each of the officers of the Corporation will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

ARTICLE VII.

STOCK

7.1 Certificates. Certificates representing shares of stock of the Corporation will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate will be numbered and its issuance recorded in the books of the Corporation, and such certificate will exhibit the holder’s name and the number of shares and will be signed by, or in the name of, the Corporation by the Chairman or the Vice-Chairman, President or Vice-President and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Any or all of the signatures and the seal of the Corporation, if any, upon such certificates may be facsimiles, engraved or printed. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon may have ceased to be such officer at the time the certificates are issued and delivered.

7.2 Classes of Stock. In addition to any requirements set forth in the Stockholders Agreement, the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights will be set forth in full or summarized on the face or back of the certificates which the Corporation issues to represent such class or series of stock, as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS. THESE SECURITIES ARE ALSO SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 26, 2010, AS SUCH MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN

7.3 REQUEST AND WITHOUT CHARGE. THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

7.4 Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Corporation a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate.

7.5 Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 calendar days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the calendar day on which the Board adopts the resolution relating thereto.

(c) The Corporation will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation has notice thereof, except as expressly provided by applicable law.

ARTICLE VIII.

INDEMNIFICATION

8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or an officer of the Corporation or is or was serving at the request of the Corporation as a Director, trustee, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action or failure to act in an official capacity as a Director, trustee, officer, employee or agent or in any other capacity while serving as a Director, trustee, officer, employee or agent, will be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Bylaw 8.4 of this Article VIII with respect to Proceedings to enforce rights to indemnification, the Corporation will indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

8.2 Right to Advancement of Expenses. The right to indemnification conferred in Bylaw 8.1 of this Article VIII will include the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including service to an employee benefit plan) in advance of the final disposition of a proceeding, will be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Bylaw 8.2 or otherwise. Without limiting the foregoing, the right to indemnification and Advancement of Expenses arising hereunder may not be eliminated or impaired by an amendment to the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or Advancement of Expenses is sought, regardless of when such action, suit or proceeding is commenced and regardless of when such indemnification or Advancement of Expenses is sought.

8.3 Continuation of Rights. The rights to indemnification and to the Advancement of Expenses conferred in Bylaws 8.1 and 8.2 of this Article VIII will be contract rights and such rights will continue as to an Indemnitee who has ceased to be a Director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

8.4 Right of Indemnitee to Bring Suit. If a claim under Bylaws 8.1 or 8.2 of this Article VIII is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it will be a defense that and (b) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation will be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article VIII or otherwise will be on the Corporation.

8.5 Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VIII will not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

8.6 Insurance. The Corporation will maintain insurance, at its expense, to protect itself and any Indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article VIII or under the DGCL.

8.7 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and Advancement of Expenses of Directors and officers of the Corporation.

ARTICLE IX.

GENERAL

9.1 Dividends. Subject to the provisions of the Certificate of Incorporation and any Preferred Stock Designation, the Board may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board deems conducive to the interests of the Corporation.

9.2 Conflict of Interest. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association or other organizations in which one or more of its directors or officers are Directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or of a committee thereof which authorized the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board or such committee and the Board or such committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors are less than a quorum, (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon (if required), and the contract or transaction is specifically approved in good faith by vote of such stockholders (if required), or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee of the Board or the stockholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

9.3 Fiscal Year. The fiscal year of the Corporation will end on December 31st of each year or such other date as may be fixed from time to time by the Board.

9.4 Seal. The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

9.5 Checks. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation will be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as are determined from time to time by resolution of the Board.

9.6 Reliance Upon Books, Reports and Records. Each Director, each member of a committee designated by the Board and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person or entity as to matters the Director, committee member or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

9.7 Time Periods. In applying any provision of these Bylaws that requires that an act be performed or not be performed a specified number of days prior to an event or that an act be performed during a period of a specified number of days prior to an event, calendar days will be used unless otherwise specified, the day of the doing of the act will be excluded, and the day of the event will be included.

9.8 Amendments. Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of each of (i) a majority of the Board, (ii) the holders of a majority of the shares of any series of Preferred Stock having the right to appoint, designate, elect or vote on the election of Directors (if any such Preferred Stock is outstanding), and (iii) the holders of a majority of the shares of Class A Common Stock.

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